EXHIBIT 99.1

PRESS RELEASE DATED JUNE 13, 2002

MYERS INDUSTRIES APPOINTS ERNST & YOUNG LLP
AS INDEPENDENT ACCOUNTANTS

FOR IMMEDIATE RELEASE: June 13, 2002, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that the Audit Committee of its Board of Directors has selected Ernst & Young LLP as the Company’s independent accountants, replacing Arthur Andersen LLP.

“We believe the depth of Ernst & Young’s experience will best-serve our needs,” said Stephen E. Myers, president and chief executive officer. “We look forward to beginning our relationship with them.”

The appointment of Ernst & Young was made after consideration by the Audit Committee and management of the Company and concludes a thorough deliberation and evaluation. The decision to change auditors was not the result of any disagreement between Myers Industries and Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure.

“We appreciate the professional services that Arthur Andersen provided to Myers Industries throughout their more than 30 years as our independent auditors,” Myers said. “We regret the events of the last several months which have so needlessly harmed many fine Andersen employees.”

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 25 manufacturing facilities in North America and Europe, 43 domestic and five international distribution branches, more than 20,000 products, and nearly 4,100 employees. Visit http://www.myersind.com to learn more.

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